EXODUS MOVEMENT, INC.

2021 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”) is made on , between Exodus Movement, Inc., a Delaware corporation (the “Company”), and (“you”).

Grant Date
Number of Restricted Stock Units
Vesting Commencement Date
First Vesting Date
Final Vesting Date
Vesting Schedule
Effect of Termination of Continuous Service	See Section 1
Governing Plan	2021 Equity Incentive Plan (the “Plan”)

IN WITNESS WHEREOF, the Company and you have executed this Agreement, effective as of the Grant Date. You acknowledge receipt of, and understand and agree to, this Agreement and the Plan.

EXODUS MOVEMENT, INC.: GRANTEE:

Aliah Church

Director of People and Talent

Date

1.
Award. The Company is granting to you the Restricted Stock Units (the “Units”) designated above subject to the terms and conditions of this Agreement.

Event	Results
a. Continuous Service to a Vesting Date

Vesting will occur as set forth above, subject to your Continuous Service.

Vesting will cease upon the termination of your Continuous Service. Subject to the terms and conditions of this Agreement and the Plan, any Units that have not yet vested will be forfeited on the termination of your Continuous Service.

b. Termination Due to Death	Immediate vesting of all nonvested Units.
c. Termination Due to Disability	Immediate vesting of all nonvested Units.
d. Change in Control	Immediate vesting of all nonvested Units.
e. Voluntary Termination on or After Attaining Age 62 (Retirement)

If you had attained age 62 with at least five years of Continuous Service with the Company on your termination date, and retire at least one year after the Grant Date, your nonvested Units will continue vesting through the end of the month of your retirement. Thereafter, any nonvested Units will be forfeited.

f. Involuntary Termination Without Cause

If your Continuous Service is involuntarily terminated without Cause (as determined by written notice to you from the Company), your nonvested Units will continue vesting through the end of the month of your termination of employment. Thereafter, any nonvested Units will be forfeited.

g. Any Other Voluntary or Involuntary Termination	If your Continuous Service is voluntarily or involuntarily terminated for any other reason (including for Cause), your nonvested Units will be forfeited.
2.
Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties regarding the Units; provided, however, that the terms of Section 8 are in addition to and complement (and do not replace or supersede) all other agreements and obligations between you and the Company with respect to confidentiality and non-solicitation. No other representations or statements, verbal or written, shall modify, add to, or change the terms of this Agreement.
3.
Settlement. The Units granted to you under this Agreement will be converted to shares of the Company’s Class A Common Stock, par value $0.000001 per share (“Common Stock”), and delivered to you within 60 days following the Vesting Date (“Settlement”). The Units that vest in connection with your termination of Continuous Service as provided above will be converted to shares of Common Stock and distributed to you within 60 days following your termination of Continuous Service.
4.
Withholding of Tax. You must satisfy any required income tax and employment tax withholding when your Units vest. Unless otherwise determined by the Board or the Committee, tax withholding obligations will be satisfied by reducing the number of shares otherwise deliverable to you by a number of shares having a fair market value (as determined by the Company) equal to the amount of the tax withholding obligation.

5.
Certain Rights. The Units are not entitled to dividends payable on Common Stock and are not entitled to the voting rights associated with Common Stock unless and until the Common Stock is issued in settlement of the Units. You shall be a general, unsecured creditor of the Company with respect to the Company’s obligations under this Agreement.
6.
Securities Law Compliance. You acknowledge that the Units and shares of Common Stock underlying the Units (the “Shares”) are not being registered under the Securities Act, based, in part, in reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. You, by executing this Agreement, hereby make the following representations to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:
6.1
You are acquiring the Units and any resulting Shares solely for your own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the Shares within the meaning of the Securities Act and/or any applicable state securities laws.
6.2
You understand that the Shares are characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect, with which you are familiar.
6.3
You have read and understand the restrictions and limitations set forth in the Plan and this Agreement which are imposed on the Units and the Shares.
6.4
At no time was an oral representation made to you relating to the Units or the Shares and you were not presented with or solicited by any promotional meeting or material relating to the Units or the Shares.
7.
Transferability. Except as otherwise provided in this Section 7, the Units are not transferable, except by will or by the laws of descent and distribution, and are exercisable during your life only by you.
7.1
You may transfer the Units to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Units are held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.
7.2
Provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Units pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of the Units with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
7.3
You may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle the Units, designate a beneficiary who, on your death, will thereafter be entitled to the Common Stock issued in settlement of the Units. In the absence of such a designation, your estate will be entitled to the Common Stock issued in settlement of the Units.
8.
Restrictive Covenants.
8.1
In consideration of your rights under this Agreement and in addition to the restrictive covenants contained in any employment agreement with the Company, you agree and covenant not to:

a.
disclose any of the Company’s Confidential Information except as expressly authorized in writing by the Company or as may be required by applicable law or a valid court order. “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, customer information, product information, technical data, trade secrets or know-how, and all other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information does not include any of the foregoing information that is or becomes publicly known through no wrongful act or omission by you or by others who were under confidentiality obligations as to the disclosed information;
b.
during the 12 months following termination of your Continuous Service for any reason, directly or indirectly, solicit, contact (including but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with customers or dealers or sales agents of the Company, its affiliates or subsidiaries, with whom you had contact during your Continuous Service, for the purpose of obtaining business from such customers or dealers or sales agents in competition with the Company; or
c.
during the 12 months following termination of your Continuous Service for any reason, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the business(es) of the Company, its affiliates or subsidiaries if you have been involved with such business(es) or had access to the Confidential Information of such business(es).
8.2
In the event of a breach of any of the covenants contained in Section 8.1:
a.
you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief; and
b.
any vested or nonvested Units will be terminated effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan.
8.3
The Company and you agree that, to the extent permitted under applicable law, any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Section 8 in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, adding additional language to the offending provision, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The Company and you expressly agree that this Agreement as so modified by the court shall be binding and enforceable.
9.
Code Section 409A. Some or all of the Units may be subject to Code Section 409A. If a Unit is subject to Code Section 409A and if you are a “specified employee” (as defined under Code Section 409A) on the date your Continuous Service is terminated, the settlement of any such Unit that is due upon your termination of Continuous Service will be deferred until the seventh calendar month following the calendar month of your “separation from service” (as defined under Code Section 409A). This Agreement is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this Agreement that would result in the imposition of the additional tax under Code Section 409A shall be amended on a timely basis to eliminate, or reduce to the extent possible, the additional tax. Such amendment may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.
10.
General.
10.1
Capitalized terms used, and not otherwise defined, herein shall have the same meanings given to them in the Plan.
10.2
If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

10.3
You have been advised as to how you can obtain a copy of the Plan and you agree that the Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this Agreement.
10.4
The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board and any decision made by it with respect to the Agreement is final and binding.
10.5
Provided you continue to provide Continuous Service to the Company, or any of its affiliates or subsidiaries, your rights to the Units will not be affected by any change of your duties or position. Nothing in this Agreement shall confer upon you any right to provide Continuous Service to the Company or to interfere in any way with the right of the Company to terminate your Continuous Service at any time. The transfer of Continuous Service between any combination of the Company and any of its affiliates or subsidiaries shall not be deemed a termination of Continuous Service.
10.6
The Company is not obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.
10.7
You have read and understand this entire Agreement and agree to be bound by its terms.
11.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming to be your successor.
12.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
13.
Non-US Participants. In the event you are employed or providing services outside the United States, the Committee may, in its sole and absolute discretion, amend or supplement this Agreement to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose additional conditions on the issuance, vesting, settlement or retention of the Units or the Shares in order to comply with such foreign law and/or to minimize the Company's obligations with respect to tax equalization. For the avoidance of doubt, if any provision of Section 8 is legally impermissible in the location of your employment, such provision shall not apply to you.